Exhibit 99

News Release	[Williams Energy Partners L.P. Logo]

NYSE: WEG

Date:	August 12, 2003

Contact:	PaulaFarrell (918)573-9233 paula.farrell@weglp.com

Williams Energy Partners to Change Name to Magellan Midstream Partners

TULSA, Okla. – Williams Energy Partners L.P. (NYSE:WEG) announced today that effective Sept. 1, the partnership will begin doing business as Magellan Midstream Partners, L.P. In addition, the partnership’s common units will begin trading on the New York Stock Exchange under the ticker symbol “MMP” on that date.

“I believe our new name Magellan will project the same positive characteristics of integrity, customer service and achievement that have become synonymous with Williams Energy Partners,” said Don Wellendorf, chief executive officer.

Williams Energy Partners initially went public in February 2001. Since its initial public offering, the partnership has acquired $1.1 billion of assets and has increased its distribution each quarter for a total distribution increase of 48.6 percent. Until recently, the majority equity owner was Williams (NYSE: WMB). Williams sold all of its 54.6 percent interest in the partnership in June 2003 to a new entity owned jointly by private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. More information is available at www.williamsenergypartners.com.

###

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.